Exhibit 99.23

             Avocent Commences Tender for LANDesk Shares

    HUNTSVILLE, Ala.--(BUSINESS WIRE)--Aug. 24, 2006--Avocent Corporation (NASDAQ:AVCT) announced today it has commenced its acquisition tender offer to all shareholders of LANDesk Group Ltd. Based on the level of previously committed support from the principal LANDesk shareholders, Avocent expects to complete its initial closing of the acquisition of LANDesk shares on August 31, 2006. The tender offer follows the ruling by the California Department of Corporations today that Avocent's acquisition offer is fair to LANDesk shareholders.
    "The California fairness hearing was the last regulatory approval required before we could proceed with closing the LANDesk acquisition," stated John R. Cooper, Avocent's chairman and chief executive officer. "We are excited about the immediate diversification of our revenue this acquisition provides and look forward to pursuing the opportunities for future product development."

    About Avocent Corporation

    Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, branch offices, and small to medium size businesses worldwide. Branded and OEM products include remote and local access solutions for switching, serial console, power extension, intelligent platform management interface (IPMI), mobile and video display management solutions. Additional information is available at: www.avocent.com.

    Forward-Looking Statements

    This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the likelihood and timing of the acquisition and the expected closing of LANDesk. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with the closing of the LANDesk transaction and acquisition and subsequent integration the LANDesk businesses and technologies general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with acquisitions and acquisition integration, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2006 and our quarterly report on Form 10-Q filed with the SEC on August 4, 2006. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

    CONTACT: Avocent Corporation
             Edward H. Blankenship, 256-217-1301